ALTIRIS – HP CONFIDENTIAL	EXHIBIT 10.5K

AMENDMENT NUMBER 8

TO

LICENSE AND DISTRIBUTION AGREEMENT

This Amendment Number 8 to License and Distribution Agreement (the “Amendment”) is entered into as of May 26, 2004 (the “Effective Date”) by and between Altiris, Inc., a Delaware corporation, having its principal place of business at 588 W. 400 South, Lindon, Utah 84042 (“Altiris”), and Hewlett-Packard Company, a Delaware corporation, having its principal place of business at 3000 Hanover Street, Palo Alto, California 94304 (“HP”) (individually, the “Party;” collectively, the “Parties”).

RECITALS

WHEREAS, Altiris has developed certain software for protecting and restoring data on computers;

WHEREAS, HP desires to license and distribute such software on certain HP hardware;

WHEREAS, the Parties have previously entered into a Software License and Distribution Agreement dated November 12, 1999, as amended (the “Agreement”), that grants HP license and distribution rights to certain Altiris software products and services; and

WHEREAS, the Parties desire to amend the Agreement to provide for the license and distribution of such Altiris software with certain HP hardware.

NOW, THEREFORE, in consideration of the above recitals, the mutual undertakings of the Parties as contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

I.	DEFINITIONS

All capitalized terms which are not defined in this Amendment shall have the meaning as set forth in the Agreement.

II.	MODIFICATIONS. The Agreement is amended and supplemented as follows:

1.	Section 1 of the Agreement is amended by adding the following new definitions:

“1.20	Local Recovery Basic. “Local Recovery Basic” shall mean a co-branded version of the Altiris Local Recovery v6.0 software and any Updates or Upgrades thereto that are released by Altiris for general distribution to its other licensees during the Distribution Period of this Agreement (as defined in Section 3.21). As used in this Section, the term “Update” means a fix or compilation of fixes (e.g., service packs) released by Altiris to correct operational defects or program bugs in the software. The term “Upgrades” means any new version of the software product that bears the same product name, including version changes evidenced by a number change immediately to the right or left of the decimal (e.g., Local Recovery v6.0 to v6.1 or Local Recovery v6.0 to v7.0). The Parties agree that Altiris may

ALTIRIS – HP CONFIDENTIAL

configure Local Recovery Basic such that it only works on HP Hardware and Legacy Hardware. Local Recovery Basic will be co-branded with HP branding, as mutually agreed upon by the Parties, and in accordance with the Parties’ trademark guidelines. The co-branded version of any Update or Upgrade will be provided to HP within a commercially reasonable period of time from the general commercial release of such Update or Upgrade.”

“1.21	Local Recovery Pro. “Local Recovery Pro” shall mean a version of the Altiris Local Recovery Pro v6.0 software and any Updates or Upgrades thereto that are released by Altiris for general distribution to its other licensees during the Distribution Period of this Agreement (as defined in Section 3.21). As used in this Section, the term “Update” means a fix or compilation of fixes (e.g., service packs) released by Altiris to correct operational defects or program bugs in the software. The term “Upgrades” means any new version of the software product that bears the same product name, including version changes evidenced by a number change immediately to the right or left of the decimal (e.g., Local Recovery Pro v6.0 to v6.1 or Local Recovery Pro v6.0 to v7.0). The Parties agree that Altiris may configure Local Recovery Pro such that it only works on HP Hardware and Legacy Hardware. Any Update or Upgrade will be provided to HP within a commercially reasonable period of time from the general commercial release of such Update or Upgrade.”

“1.22	HP Hardware. “HP Hardware” shall mean the following models of HP commercial computers: [*]

“1.23	Legacy Hardware. “Legacy Hardware” shall mean the following models of HP commercial computers: [*].

“1.24	Local Recovery Products. “Local Recovery Products” shall mean Local Recovery Basic and Local Recovery Pro, either collectively or individually.”

2.	Section 2 of the Agreement is amended by adding the following new subsections:

“2.8	Local Recovery Basic & Local Recovery Pro. The user interface and user documentation for Local Recovery Basic and Local Recovery Pro will be available in the following languages: English, French, German, Brazilian Portuguese, Spanish, Japanese and Simplified Chinese. A future release of Local Recovery Basic and Local Recovery Pro will be available in the languages of Taiwanese Chinese and Italian.”

2.9	Acceptance Testing for Local Recovery Basic & Local Recovery Pro. Upon the Effective Date of this Amendment, Altiris shall furnish to HP a copy of the Local Recovery

[*]	This provision is the subject of a Confidential Treatment Request.

ALTIRIS – HP CONFIDENTIAL

Products. HP shall have the right to evaluate and test the Local Recovery Products against the relevant Acceptance Criteria as such term is defined in this Section. HP shall provide to Altiris notification of its acceptance of the Local Recovery Products within thirty (30) calendar days after HP’s receipt of such Local Recovery Products or HP shall be deemed to have accepted the Local Recovery Products. In the event of any rejection or any partial or conditional acceptance, notification shall state the reasons for HP’s determination. Altiris shall correct any deficiencies preventing final acceptance, or obtain HP’s agreement on a plan to correct such deficiencies within ten (10) business days after receipt of such notification. HP’s acceptance of any Local Recovery Products shall not be a release of Altiris’ obligation to make commercially reasonable efforts to remedy any deficiencies subsequently found. The term “Acceptance Criteria” as used within this Section shall mean the Local Recovery Products will conform substantially to the specifications in the applicable user documentation that may accompany the Local Recovery Products. Acceptance by HP occurs when either: (a) HP provides notification to Altiris of acceptance as set forth above in this Section 2.9, or (b) HP distributes, or announces the availability of, the Local Recovery Products under the Local Recovery Licenses as set forth in Sections 3.17, 3.18 and 3.19.

3.	Section 3 of the Agreement is amended by adding the following new subsections:

“3.17	Bundling License – Local Recovery Basic. Subject to the terms and conditions of this Agreement and HP’s compliance therewith, HP is authorized and licensed to Bundle copies of Local Recovery Basic solely with HP Hardware and Legacy Hardware and to distribute such HP Hardware and Legacy Hardware to end users (the “Local Recovery Basic Bundling License”). As used herein, the term “Bundle” shall mean either: (a) to install a copy of Local Recovery Basic on the hard disk or other data storage device of HP Hardware or Legacy Hardware prior to shipment to the end user, or (b) to deliver Local Recovery Basic with and directly connected to the sale, delivery, or installation of the HP Hardware or Legacy Hardware, even if via web distribution, using licensed key methodology or by including a CD or other diskette with the HP Hardware or Legacy Hardware.”

“3.18	Distribution License – Local Recovery Pro. Subject to the terms and conditions of this Agreement and HP’s compliance therewith, HP is authorized and licensed to distribute copies of Local Recovery Pro to end users solely for use with HP Hardware or Legacy Hardware (the “Local Recovery Pro Distribution License”). Such distribution may include: (a) installing a copy of Local Recovery Pro on the hard disk or other data storage device of HP Hardware or Legacy Hardware prior to shipment to the end user, or (b) to deliver Local Recovery Pro with and directly connected to the sale, delivery, or installation of the HP Hardware or Legacy Hardware, even if via web distribution, using licensed key methodology or by including a CD or other diskette with the HP Hardware or Legacy Hardware. Distribution of copies to end users may be direct or may be indirect through HP’s distributors and resellers.”

“3.19	Local Recovery Licenses. The Local Recovery Basic Bundling License and the Local Recovery Pro Distribution License (the “Local Recovery Licenses”) are non-exclusive, nontransferable (except as provided in Section 15.8) and world-wide.”

“3.20	HP Mark. Subject to the terms of this Amendment, Altiris, and its affiliates may place the HP Mark, attached hereto as Exhibit 1 and fully incorporated herein by reference, (a) in an introductory page in the software portion of the Local Recovery Products; (b) on the splash screens of the Local Recovery Products; and (c) in the user instruction manuals for the Local Recovery Products, provided, however, that the Altiris logo also appears in the same

ALTIRIS – HP CONFIDENTIAL

visual frame as the HP Mark. Altiris shall be liable for any breach of this Section 3.20 by its affiliates. Altiris is granted no other right to any other HP trademark or service mark, or for use of the HP Mark in any other manner or with any other products or services, even if such products and/or services are similar to those listed above. HP does not grant Altiris a license to reproduce, use, display, and/or affix the HP Mark for the sale, re-sale or other distribution of the Local Recovery Products by Altiris or other parties not a party to this Amendment. HP reserves the right to use the HP Mark in all ways and in any capacity whatsoever.

3.20.1	Altiris’ Use of the HP Mark. Altiris’ use of the HP Mark shall be in accordance with applicable trademark law and HP’s trademark usage guidelines attached hereto as Exhibit 2 and fully incorporated herein by reference. HP reserves the right to revise the trademark usage guidelines from time to time in its sole discretion. Altiris shall implement any revisions within thirty (30) days of a revision to the trademark usage guidelines.

3.20.2	Trademark Obligations. Altiris shall include superscript “®”, or “TM” designation whenever the HP Mark is used where commercially reasonable in HP’s sole discretion.

3.20.3	Acknowledgment of Rights. Altiris acknowledges that HP’s affiliate, Hewlett-Packard Development Company, L.P. (“HPDC”) has the exclusive right, title and interest in the HP Mark, its use, applications and registration(s), and that HPDC may, in its sole discretion, license its use to others. HPDC shall retain all right, title and interest in and to the HP Mark. All rights arising out of Altiris’ use of the HP Mark shall inure strictly to and only for the exclusive benefit of HPDC. Altiris agrees to cooperate with HP and its affiliate, HPDC, at HPDC’s expense, in executing and filing with applicable government or administrative offices such documents as may be reasonably necessary. Upon request from HP or HPDC, Altiris shall promptly provide examples and specimens of Altiris’ use of the HP Mark as authorized herein for HPDC’s use in maintaining HPDC’s rights to the HP Mark.

Altiris shall use its best efforts to assist HPDC in preserving the value and validity of the HP Mark through its proper usage of the HP Mark and fulfilling its obligations under this trademark license. Altiris shall immediately notify HPDC, through HP, of all infringements of the HP Mark and applications to register any Mark that conflicts with the HP Mark about which Altiris is aware. HPDC has the sole right to bring any action for or take any actions against infringement (or similar legal theory) of the HP Mark. Altiris shall render any reasonable assistance requested by HPDC at HPDC’s expense. Any damages or other awards recovered for infringement of the HP Mark (or similar legal theory) belong solely to HP.

3.20.4	Restrictions. Altiris shall not do or cause to be done any act or anything contesting or in any way impairing or reducing HPDC’s right, title, and interest in the HP Mark, including without limitation the following (except as expressly set forth in this Amendment):

a. Use of the HP Mark outside the terms of this Amendment without HP’s prior written consent;

b. Attempt to sublicense or otherwise transfer the HP Mark without HP’s prior written consent;

ALTIRIS – HP CONFIDENTIAL

c. Alter the words, drawings or other elements the use of which in proximity to the HP Mark have been approved by HP;

d. Use any other Mark or logos in proximity to the HP Mark or in combination with the HP Mark so as to create a composite mark;

e. Use any trademark, trade name, service mark, logo or other device or mark denoting or identifying any third parties’ product or service in combination, juxtaposition, connection or conjunction with the HP Mark;

f. Attack, interfere with or bring any action, legal or administrative, relating to HPDC’s ownership of the HP Mark;

g. Adopt, use or apply to register a mark consisting of, incorporating, or substantially similar to the HP Mark; or

h. Adopt or use the HP Mark, “hp”, “Hewlett-Packard”, or “Compaq”, or confusingly similar mark as a trade name, domain name, URL or product name, except as permitted herein.

3.20.5	Quality Control. Prior to Altiris’ first use of the HP Mark, Altiris shall submit to HP for inspection and testing, samples of the Local Recovery Products, samples of the user instruction manuals for the Local Recovery Products, and samples of any other permitted use of the HP Mark to which Altiris uses or proposes to use the HP Mark, with the HP Mark affixed thereto. Any samples submitted to HP for approval shall not be deemed approved until HP approves the same in writing, such consent to not be unreasonably withheld or delayed. When seeking HP approval for use of the HP Mark, Altiris should contact:

Name: [*]

Title: [*]

Address: [*]

Phone: [*]

Fax/email:

HP, in inspecting the quality of the HP Mark, may take such actions as HP deems reasonable. After samples have been approved pursuant to this Amendment, Altiris shall not depart therefrom in any material respect without HP’s prior written consent. HP shall not withdraw its approval of samples of the HP Mark except upon (30) days prior written notice to Altiris.

Altiris shall withdraw from production any Local Recovery Products bearing the HP Mark that fails to comply with HPDC’s standards of quality.

3.20.6	Limitation of Liability and Disclaimer. HP MAKES NO WARRANTY AS TO THE VALIDITY OF THE HP MARK. NOTHING IN THIS AMENDMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY HP THAT THE HP MARK WILL BE FREE FROM INFRINGEMENT OF THIRD PARTIES’ INTELLECTUAL PROPERTY RIGHTS. ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE HP MARK, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT OR IMPLIED WARRANTIES OF

[*]	This provision is the subject of a Confidential Treatment Request.

ALTIRIS – HP CONFIDENTIAL

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED. The limitations of liability set forth in Section 12.4 of the Agreement shall also apply as between Altiris and HPDC.

3.20.7	Duty to Defend HP Mark.

a. Altiris’ Duty to Defend. In addition to the infringement indemnity provisions set forth in Section 12.3 (“Infringement Indemnity”) of the Agreement, and such provisions will also apply to HPDC only with respect to Local Recovery Products, Altiris shall defend or settle, at its expense, any claim made or any suit or proceeding brought against HP and its affiliated companies and subsidiaries, and their respective employees, subcontractors, officers and directors insofar as it is based on an allegation that Altiris’ use of the HP Mark is not in compliance with this Amendment. Altiris’ obligations set forth in this Section 3.20.7(a) are subject to the conditions that HP provide prompt written notice to Altiris of the claim, informs Altiris of any subsequent written communications related to the claim, and reasonably cooperate in the defense of such claim at Altiris’ expense. Altiris shall have sole control of the defense or settlement of such claim, except where the HP Mark is the subject of a third party trademark infringement claim (or similar legal theory), in which case HP shall have the right to approve the defense and settlement thereof which might impact HP or HPDC’s trademark rights. Any damages or other awards recovered for infringement (or other legal theory) of the HP Mark shall belong solely to HP. All other damages or other awards recovered under this Section 3.20.7(a) shall belong solely to Altiris.

b. HPDC’s Duty to Defend. HP shall defend or settle, at its expense, any claim made or any suit or proceeding brought against Altiris and its affiliated companies and subsidiaries, and their respective employees, subcontractors, officers and directors insofar as it is based on an allegation that the HP Mark, as used in accordance with the terms and conditions set forth in this Amendment, infringes a trademark (or similar legal theory) of a third party. HP’s obligations set forth in this Section 3.20.7(b) are subject to the conditions that Altiris provides prompt written notice to HP of the claim, informs HP of any subsequent written communications related to the claim, and reasonably cooperates in the defense of such claim at HP’s expense. HP shall have sole control of the defense or settlement of such claim. Any damages or other awards recovered for trademark infringement (or similar legal theory) of the HP Mark shall belong solely to HP.

THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES WITH RESPECT TO INDEMNIFICATION IN CONNECTION WITH THE SUBJECT MATTER HEREIN. NOTHING IN THIS AMENDMENT SHALL BE CONTRUED TO CONSTITUTE ONE PARTY THE AGENT OF THE OTHER PARTY FOR THE PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS OR BINDING A PARTY AS PRINCIPAL TO ANY REPRESENTATION, COMMITMENT OR AGREEMENT MADE BY THE OTHER PARTY IN CONNECTION WITH THE MANUFACTURE, SALE OR DISTRIBUTION OF ANY LOCAL RECOVERY PRODUCTS.

3.20.8	Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Amendment or the Agreement, any breach of this Amendment by either party may cause irreparable damage for which recovery of money damages would be inadequate, and that the non-breaching party shall therefore be entitled to seek injunctive or other equitable relief, in a court of competent jurisdiction, to protect such party’s rights under this Amendment in addition to any and all remedies available at law.

ALTIRIS – HP CONFIDENTIAL

3.20.9	Notices. Unless otherwise stated in this Amendment, all notices to be given under this Amendment shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand; (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

Addresses for Notice to the parties are:

If to HP Company:

Hewlett-Packard Company

Attn: [*]

With a copy to:

Hewlett-Packard Development Company

Attn: Trademark Counsel

20555 State Highway 249

Houston, Texas 77070-2698, USA

If to Altiris:

Altiris, Inc.

Attn: General Counsel

588 W. 400 South

Lindon, Utah 84042

With a copy to:

Altiris, Inc.

Attn: V.P., Strategic Alliances

588 W. 400 South

Lindon, Utah 84042

All notices and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party during normal business hours at the address of such part set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 7th business day following the day such mailing is made. All notices made or given pursuant to this Amendment, unless otherwise noted or agreed in writing, shall be in the English language.”

“3.21	Term. Unless sooner terminated or allowed to expire as hereinafter provided, the Local Recovery Licenses and Trademark License are granted to HP for an initial period beginning on May 1, 2004 and ending on July 31, 2005 (“Initial Period”).

3.21.1	Local Recovery Licenses. After the initial period, the distribution period shall automatically extend for an additional one year period, unless either Party terminates this additional period by providing ninety (90) days written

[*]	This provision is the subject of a Confidential Treatment Request.

ALTIRIS – HP CONFIDENTIAL

notice prior to the start of this additional period (the Initial Period and additional period are hereinafter referred to as the “Distribution Period”).

3.21.2	HP Mark. After the Initial Period, Altiris’ right to place the HP Mark on the Local Recovery Products as set forth in Section 3.20 shall automatically extend for an additional one year period, unless one of the Parties provides written notice to the other Party at least ninety (90) days prior to the end of the Initial Period that it will not extend the term for an additional year.”

“3.22	Effect of Termination.

3.22.1	Distribution License. Upon the termination or expiration of this Amendment, the Local Recovery Licenses shall terminate; however, end user licenses granted while this Amendment was effective shall continue in effect in accordance with their terms. Rights not expressly granted to HP are hereby reserved by Altiris.

3.22.2	HP Mark. Upon the termination or expiration of this Amendment, Altiris shall remove all references, labels or other information bearing the HP Mark from all Local Recovery Products in Altiris’ possession and/or control, and/or the packages thereof, and/or other related materials (including without limitation the introductory page on the software portion of the Local Recovery Products, the splash screens and user interface). If the HP Mark cannot be so removed, Altiris, at its own expense, shall immediately destroy all such products, labels, packaging or other materials. Any termination or expiration of this Amendment shall be without prejudice to the rights of the parties which may have accrued up to the date of such termination or expiration.”

4.	Section 9 of the Agreement is amended by adding the following new subsections:

“9.21	Royalties on Local Recovery Basic. Upon successful completion of HP product acceptance testing, HP shall include a single node license of Local Recovery Basic with all HP Hardware. HP shall pay to Altiris [*].

“9.22	License Fees for Local Recovery Pro. HP shall pay to Altiris a license fee equal to [*].

“9.23	HP Hardware Reports. HP shall provide Altiris a monthly report setting forth the number of units of HP Hardware and Local Recovery Pro shipped for the applicable month, and the corresponding royalty due Altiris under Sections 9.21 and 9.22 of this Agreement. Altiris shall invoice HP at the end of each HP fiscal quarter for royalty payments based on such monthly reports (currently, such HP fiscal quarters end on January 31, April 30, July 31, and October 31).”

[*]	This provision is the subject of a Confidential Treatment Request.

ALTIRIS – HP CONFIDENTIAL

“9.24	No AUP. The per-unit royalties set forth in Section 9.22 do not include or extend to the distribution of any updates or upgrades of the Local Recovery Pro to HP’s customers. HP may offer updates and upgrades for Local Recovery Pro to its customers under Altiris’ Annual Upgrade Protection (“AUP”) program at an additional charge to be mutually agreed upon by the Parties.”

5.	Section 8 of the Agreement is amended by adding the following new subsections:

“8.6	Support for Local Recovery Basic. End users who receive Local Recovery Basic or Local Recovery Pro from HP shall be entitled, at no charge, to the same complimentary customer support offerings that are generally available to licensees who purchase Local Recovery Basic and Local Recovery Pro directly from Altiris. These offerings currently include unlimited access to the online technical support forum that is monitored by Altiris support personnel and access to the Altiris searchable online knowledgebase. Such end users may purchase additional support for Local Recovery Basic or Local Recovery Pro either directly from Altiris or indirectly from HP.”

6.	Sections 3.6, 3.10, and 5.10 of the Agreement (as amended) shall apply to Local Recovery Basic and Local Recovery Pro in the same manner that it applies to Resale Products.

7.	Sections 5.10, 10.1, 10.4, 12.1(a), 12.2, 12.3, 12.4 and 15.10 of the Agreement (as amended) shall apply to Local Recovery Basic and Local Recovery Pro in the same manner that it applies to Licensed Software.

8.	Section 7.4 of the Agreement shall apply to Local Recovery Basic and Local Recovery Pro in the same manner that it applies to Distributable Programs.

III.	CONFLICTS

All other terms not expressly amended herein shall remain in full force and effect as set forth in the Agreement. Should a conflict arise between this Amendment and the Agreement, as amended, the provisions of this Amendment shall control.

ALTIRIS – HP CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, all as of the date first written above.

ALTIRIS, INC.		HEWLETT-PACKARD COMPANY

Signature	/s/ Rob Wellman	Signature	/s/ Jeff Groudan

Print Name	Rob Wellman	Print Name	Jeff Groudan

Title	VP Strategic Alliances	Title	V.P. Marketing, Business PC

Date	May 26, 2004	Date	5/14/2004

Reviewed by Altiris Legal		PSG CONTRACTS Hewlett-Packard Co.

By:	Eric Gardanier	APPROVED:	T. Woo

Date:	5/26/04	DATE:	5-7-04

ALTIRIS – HP CONFIDENTIAL

EXHIBIT 1

HP MARK

ALTIRIS – HP CONFIDENTIAL

EXHIBIT 2

TRADEMARK USAGE GUIDELINES

HP URL reference: <http://communications.corp.hp.com/bmc/pdf/trade Mark_naming.pdf>